Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Investacorp Companies:
We consent to the incorporation by reference in the Registration Statements of Ladenburg Thalmann Financial Services Inc. on Form S-8 (Nos. 333-82688, 333-101360, 333-101361, 333-124366, 333-130024, 333-139246, 333-139247, 333-139254 and 333-147386) and on Form S-3 (Nos. 333-37934, 333-71526, 333-81964, 333-88866, 333-122240, 333-117952, 333-130026, 333-130028, 333-139244 and 333-141517) of our report dated December 18, 2007, with respect to the combined statements of financial condition of Investacorp Companies as of June 30, 2007 and 2006, and the related combined statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2007, which report appears in this Form 8-K/A of Ladenburg Thalmann Financial Services Inc.
/s/ KPMG LLP
January 2, 2008
Miami, Florida
Certified Public Accountants